Exhibit 10.1

MANUFACTURING TECHNOLOGY TRANSFER AGREEMENT

This MANUFACTURING TECHNOLOGY TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2023 (the “Effective Date”) by and among SORRENTO THERAPEUTICS, INC., a Delaware corporation (“Seller”) and YUHAN CORPORATION, a Korean corporation (“Buyer”). Each of Seller and Buyer are referred to herein as a “Party” and together as the “Parties.”

R E C I T A L S

(A)	WHEREAS, Seller and Buyer entered into that certain Asset Purchase Agreement (the “APA”), dated October 30, 2023 pursuant to which Buyer purchased from Seller certain assets relating to the Product (as defined herein);

(B)	WHEREAS, Seller agrees, upon the Buyer's request, to assist with a technology transfer for transferring the Manufacture of the Product to a manufacturing facility designated by Buyer, all upon the terms and subject to the conditions and restrictions set forth herein; and

(C)	WHEREAS, the Parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the meanings set forth below.

Affiliate	means, with respect to each Party, any other Person which directly or indirectly controls or is controlled by or is under common control with that Party. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote a majority of the equity interests having voting power for the election of director or managers of such other Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
Business Day	means any day other than a Saturday, a Sunday or a day on which banks in New York, New York and Seoul, Korea are authorized or obligated by law or executive order to close.
Buyer	shall have the meaning set forth in the preamble.
Buyer Designated Site	means that portion of the biopharmaceutical manufacturing facility of Buyer, or a Third Party manufacturer designated by Buyer, to which the Manufacture of the Product is to be transferred.

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Buyer Indemnified Party	shall have the meaning set forth in Section 3.1(a).
Claims or Proceedings	shall have the meaning set forth in Section 3.1.
Confidential Information	shall have the meaning ascribed to it in the Confidentiality Agreement.
Confidentiality Agreement	shall have the meaning set forth in Section 4.
Effective Date	shall have the meaning set forth in the preamble to this Agreement.
Facility	means Seller's manufacturing facility located at San Diego, California.
Force Majeure Event	shall have the meaning set forth in Section 7.9.
FTE Cost	means the full-time equivalent cost for Seller personnel, on an hourly basis, calculated at an annual rate of four hundred thousand US dollars (USD 400,000.00) per full-time equivalent (calculated based on one thousand eight hundred fifty (1,850) working hours per year to constitute a full-time equivalent).
Governmental Authority	means any supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service, including, but not limited to, any governmental regulatory authority or agency responsible for the grant, approval, clearance, qualification, licensing, permitting or supervision of any aspect of the research, development (including the conduct of clinical trials), packaging, Manufacture and/or commercialization of medicinal products.
Indemnified Party	shall have the meaning set forth in Section 3.3(a).
Indemnifying Party	shall have the meaning set forth in Section 3.3(a).
Laws	means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, decree, injunction or other restriction of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

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Losses	shall have the meaning set forth in Section 3.1.
Manufacture	means any and all activities directed to making, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release or storage of the Product; and "Manufacturing" shall be construed accordingly. Manufacturing shall not include development or commercialization.
Person	means any natural person, entity, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.
Product	means the monoclonal antibody referred to as H6B1L-EM in US provisional patent application No. 62/288,912.
Seller	shall have the meaning set forth in the preamble.
Seller Indemnified Party	shall have the meaning set forth in Section 3.2.
Tax or Taxes	means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
Technology	means the technology, including processes and quality control analyses, required to produce the Product.
Technology Transfer	means the technology transfer assistance to be provided by Seller to Buyer hereunder to start up the Buyer Designated Site for Manufacture of Product and provide assistance with respect to Buyer’s understanding and troubleshooting concerning the Manufacture of Product. The Technology Transfer shall consist of the scope of work set forth in the Technology Transfer Work Plan.

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Technology Transfer Completion	means the earlier of the date on which (a) Buyer provides written notice to Seller that the Technology Transfer is complete, (b) Buyer and Seller both approve the achievement of product comparability for the Product produced at the Buyer Designated Site, such notice and/or approval not to be unreasonably withheld, conditioned or delayed by either Party, or (c) this Agreement expires or is terminated.
Technology Transfer Manager	shall have the meaning set forth in Section 2.1(a).
Technology Transfer Materials	shall refer to those materials and documents (other than materials and documents delivered to Buyer at Closing (as defined in the APA)), including reference standards, reasonably required to Manufacture the Product, as shall be further defined by the Parties in the Technology Transfer Work Plan.
Technology Transfer Start Date	shall have the meaning set forth in Section 2.
Technology Transfer Work Plan	shall have the meaning set forth in Section 2.2(a).
Term	shall have the meaning set forth in Section 5.1.
Third Party	means any Person other than Buyer, Seller and their respective Affiliates.
Third Party Claim	shall have the meaning set forth in Section 3.3(a).
Third Party Claim Notice	shall have the meaning set forth in Section 3.3(a).

The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. As used in this Agreement, (i) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (ii) the words "hereof", "herein", "hereby" and derivatives or similar words refer to this entire Agreement; (iii) all references to Sections shall be deemed references to Sections of this Agreement, unless the context shall otherwise require; and (iv) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.

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2.	Technology Transfer

Seller will, unless Buyer is in material breach of its payment obligations under this Agreement, provide reasonable assistance to Buyer at Buyer's cost in commencing and implementing the Technology Transfer as agreed in this Section 2 starting with the date of receipt of the express written notice of Buyer notifying Seller that the process for the Technology Transfer set forth below shall be initiated ("Technology Transfer Start Date"), provided that such notice must be submitted to Seller at the latest by the one (1)-month anniversary of the Effective Date. Seller shall not subcontract its obligations under this Agreement to any Affiliate or third party subcontractors without the prior written consent of Buyer, such consent not to be unreasonably withheld, delayed or conditioned. Starting with the Technology Transfer Start Date, the Parties shall cooperate in good faith with respect to the Technology Transfer and the following shall apply, provided that all assistance by Seller shall be, to the extent reasonably practicable, designed and provided so as to minimize the expense, distraction and disturbance to Seller:

2.1	Cooperation of Parties for Technology Transfer

(a)	Designation of Technology Transfer Managers. As soon as reasonably practicable after the Technology Transfer Start Date, but at the latest within ten (10) Business Days after the Technology Transfer Start Date, Seller and Buyer shall each designate by written notice to the other Party a "Technology Transfer Manager" to be the primary contact person responsible for communicating all information concerning the Technology Transfer. Each Party may replace its Technology Transfer Manager by providing written notice thereof to the other Party. Each Technology Transfer Manager will be available as reasonably required for consultation during normal business hours in the course of the Technology Transfer. Additional modes or methods of communication and decision making may be implemented with the mutual consent of the Parties.

(b)	Cooperation. The Parties will cooperate in good faith in developing and executing the Technology Transfer Work Plan pursuant to Section 2.2(a) and will use commercially reasonable efforts for reaching Technology Transfer Completion as soon as reasonably practicable, with the common goal of the Buyer Designated Site being capable of Manufacturing the Product. Irrespective of the Technology Transfer Completion, Seller shall in no event be obligated to further assist Buyer with and provide support for the Technology Transfer pursuant to this Section 2 and the Technology Transfer Work Plan beyond the Term of this Agreement.

(c)	Access. Until Technology Transfer Completion, or, if earlier, the termination of this Agreement in accordance with Section 5, each Party shall use commercially reasonable efforts to make available to the other Party the services of qualified personnel who are knowledgeable regarding the Technology for reasonable amounts of consultation and advice concerning the Technology.

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2.2	Technology Transfer Responsibilities

(a)	Technology Transfer Work Plan. As soon as reasonably practicable after the Technology Transfer Start Date, but at the latest within sixty (60) Business Days of the Technology Transfer Start Date, the Technology Transfer Managers shall agree in writing, and shall develop, a written description of the Technology Transfer, including, without limitation, the scope of work for the Technology Transfer, the key deliverables and milestones, the timeline for these, and the respective responsibilities of the Parties ("Technology Transfer Work Plan").

(b)	General Responsibilities. Seller shall use commercially reasonable efforts to render the assistance set forth in the Technology Transfer Work Plan agreed pursuant to Section 2.2(a) and Buyer shall cooperate with Seller’s representatives in fulfilling its responsibilities. Seller shall use commercially reasonable efforts to complete the scope of work and provide the deliverables set forth in the agreed Technology Transfer Work Plan in material compliance with mutually agreed upon schedules; provided, however, that (i) Seller shall not be responsible for any failure or delay in complying with the Technology Transfer Work Plan to the extent that such failure or delay was beyond Seller’s reasonable control, including due to acts or omissions of Buyer or its Affiliates or representatives, and (ii) Buyer shall in any case be solely responsible for demonstrating, at its sole cost, product comparability between the Products Manufactured at Seller's Facility and the Products Manufactured at the Buyer Designated Site.

(c)	Additional Assistance. In addition to the Seller assistance as agreed in the Technology Transfer Work Plan, upon Buyer’s reasonable request and subject to Seller’s reasonable agreement, Seller shall use commercially reasonable efforts to make qualified Seller personnel who are knowledgeable with the Technology available at the Buyer Designated Site, as may be reasonably required for the goal of achieving Technology Transfer Completion. Any such additional Seller assistance shall be subject to the terms hereof and shall be at the sole cost and expense of Buyer.

(d)	Technology Transfer Materials. Seller shall provide the Technology Transfer Materials specified in the Technology Transfer Work Plan. For clarity, any written Technology Transfer Materials shall be provided in the language as it exists at Seller at the time its provision or use is requested and no translated versions of the written Technology Transfer Materials will be provided.

2.3	Reimbursement of Costs of Technology Transfer

(a)	Reimbursement of Costs. As compensation to Seller for its obligations for and in the course of the Technology Transfer pursuant to this Section 2, Buyer shall pay the costs listed in (i) – (iv) below.

(i)	Travel costs of Seller personnel, including any subcontractors, travelling to and from the Buyer Designated Site or any other location reasonably requested by Buyer with reasonable advance notice.

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(ii)	FTE Costs incurred by Seller for its personnel, including subcontractors, in providing Technology Transfer assistance under this Agreement.

(iii)	All costs incurred by Seller in providing Technology Transfer Materials required by Section 2.2(d); and

(iv)	Any other reasonable costs incurred by Seller in providing assistance pursuant to the Technology Transfer Work Plan or as reasonably requested by Buyer (and agreed to be provided by Seller) pursuant to Section 2.2.

For the avoidance of doubt, all costs in relation to the Technology Transfer provided for by this Agreement shall be borne by Buyer, unless specifically agreed otherwise herein.

(b)	Invoicing and Payment. Seller shall invoice Buyer for the costs set forth in Section 2.3(a), with each invoice itemizing in reasonable detail the nature of the costs and expenses reflected on such invoice. Payments shall be made by Buyer within thirty (30) days after the date of invoice. All invoices and payments required to be paid hereunder shall be in U.S. Dollars and all such payments shall be made electronically in immediately available funds to an account designated by Seller, unless the Parties agree to settle such payments through other means.

(c)	Late Payments. Interest shall be due and payable by Buyer on any payments under this Agreement not made when due. The interest period shall commence on the due date (inclusive) and end on the payment date (exclusive). Interest shall be calculated based on the actual number of days in the interest period divided by three hundred sixty (360). The interest rate per annum shall be equal to the then-Term SOFR rate fixed two (2) Business Days prior to the due date and reset to the then-Term SOFR rate in monthly intervals thereafter, plus a premium of three percent (3%). The payment of such interest shall not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment and Seller hereby reserves the right, notwithstanding anything to the contrary herein and amongst the other remedies available under this Agreement, to suspend the Technology Transfer if and as long as Buyer fails to make any payments due under this Agreement (in whole or in any material part) after such payment(s) have become due and payable.

(d)	Taxes. Any and all Taxes (including VAT and other applicable sales Taxes, excises or duties) imposed upon or with respect to or measured by the Technology Transfer by Seller to Buyer (other than taxes levied upon Seller’s gross or net income) shall be for Buyer's account. Each Party shall use reasonable efforts to avail itself of any available exemptions from any VAT or similar Taxes, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemptions. Any income or other Taxes which Buyer is required by applicable Laws to pay or withhold on behalf of Seller with respect to any amount paid by Buyer hereunder shall be deducted from the amount of such payments and timely paid by Buyer to the relevant competent taxing authority. Buyer shall promptly notify Seller of such withholding requirement. Buyer shall promptly provide Seller with all relevant documents and correspondence, including an official Tax certificate or receipt, with respect to such withholding. Buyer shall also provide Seller with any other cooperation or reasonable assistance as may be necessary to enable Seller to claim exemption from such withholding Taxes, to receive a refund of such withholding Taxes or to claim a Tax credit therefor. The Parties shall cooperate with each other in seeking deductions, exemptions or reductions in withholding Taxes available under any applicable double taxation or other similar treaty or agreement from time to time in force.

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2.4	Limitations

(a)	The Parties hereto acknowledge the transitional nature of the Technology Transfer hereunder. In providing the Technology Transfer Seller shall not be obligated pursuant to this Agreement to (i) maintain the employment of any employee, or any third-party service provider or contractor, (ii) acquire or retain any equipment or software, unless, in either case, Buyer agrees to bear all costs associated with such acquisition or retention, (iii) pay any costs (A) related to the conversion from one format to another of data, (B) necessary to integrate Buyer’s or Buyer Designated Site’s system for purposes of receiving the Technology Transfer, or (C) to upgrade, enhance or otherwise modify any computer hardware, software or network environment, (iv) breach or violate a third party agreement or right, (v) advance funds to Buyer, (vi) provide Technology Transfer to any Person other than Buyer or Buyer Designated Site, (vii) engage in any unlawful activity, or (viii) disclose any information that would be reasonably likely to result in the loss of attorney-client privilege or similar privilege. Seller shall bear no responsibility or liability for any losses arising out of any delay, inability to perform or interruption of its performance of the Technology Transfer under this Agreement to the extent due to the acts or omissions of Buyer or any Force Majeure Event.

(b)	Seller shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform any Technology Transfer and (ii) remove or replace such personnel at any time. Nothing in this Agreement shall obligate Seller to hire any additional employees or provide any incentives to employees or to retain the employment of any employee or retain the services of any particular consultant, contractor or agent. In performing their respective duties hereunder, all personnel of Seller shall be under its sole direction, control and supervision, and Seller shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

3.	Indemnification

3.1	Indemnification of Buyer

(a)	To the fullest extent permitted by applicable Laws, Seller shall defend, indemnify, and hold harmless Buyer, its Affiliates and its and their respective directors, officers, employees, agents and representatives (each, a "Buyer Indemnified Party") from and against all losses, damages, settlements, costs, charges or other expenses (including reasonable attorney's fees and costs) or liabilities (collectively, "Losses") arising out of or relating to all claims, liabilities, liens, demands, obligations, actions, proceedings, suits or causes of action ("Claims or Proceedings") of Third Parties to the extent based upon

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(i)	any breach of this Agreement by Seller for which Seller would be liable to Buyer; and/or

(ii)	the gross negligence, recklessness, or willful misconduct of Seller and/or a Seller Indemnified Party in the course of the performance of this Agreement.

(b)	Notwithstanding the foregoing, Seller shall not be liable for Losses to the extent such Losses are (a) indemnifiable by Buyer under Section 3.2, (b) caused by the gross negligence, recklessness, or willful misconduct of Buyer, or (c) caused by Buyer's breach of any of the terms of this Agreement.

3.2	Indemnification of Seller

To the fullest extent permitted by applicable Law, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and its and their respective directors, officers, employees, agents and representatives (each, a "Seller Indemnified Party") from and against all Losses arising out of or relating to all Claims or Proceedings by Third Parties to the extent based upon

(i)	any breach of this Agreement by Buyer for which Buyer would be liable to Seller;

(ii)	the Manufacture, use or sale of any Product by or on behalf of Buyer;

(iii)	the gross negligence, recklessness, or willful misconduct of Buyer and/or a Buyer Indemnified Party in the course of the performance of this Agreement; and/or

(iv)	the infringement of Third Party Intellectual Property by the Manufacture, use or sale of the Product by or on behalf of Buyer.

Notwithstanding the foregoing, Buyer shall not be liable for Losses to the extent such Losses are (a) indemnifiable by Seller under Section 3.1, (b) caused by the gross negligence, recklessness, or willful misconduct of Seller, or (c) caused by Seller's breach of any of the terms of this Agreement.

3.3	Notice of Claims

(a)	If any of the Persons to be indemnified under this Section 3 (the "Indemnified Party") has suffered or incurred any indemnifiable Losses, the Indemnified Party shall so notify the party from whom indemnification is sought (the "Indemnifying Party") promptly in writing describing such Losses, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Losses, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Losses shall have occurred. If any Action is instituted by or against a Third Party (a "Third Party Claim") with respect to which the Indemnified Party intends to seek indemnification under this Section 3, the Indemnified Party shall promptly notify (a "Third Party Claim Notice") the Indemnifying Party of such Action and tender to the Indemnifying Party the conduct or defense of such Action. A failure by the Indemnified Party to give notice and to tender the conduct or defense of the Action in a timely manner pursuant to this Section 3.3(a) shall not limit the obligation of the Indemnifying Party under this Section 3, except to the extent such Indemnifying Party is prejudiced thereby.

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(b)	To the extent not prohibited by applicable Law or not jeopardizing attorney-client privilege, (i) each Party will provide to the respective other Party notice and an opportunity to comment before such Party files any report, notification or filing with any Governmental Authority or Third Party in connection with an event that would be reasonably likely to result in Losses subject to the indemnification provisions of this Section 3, and (ii) in the event such Party is required to file a report, notification or filing immediately, it will provide simultaneous notice to the respective other Party when it files the report with such Governmental Authority or Third Party.

3.4	Third Party Claim

(a)	The Indemnifying Party under this Section 3 shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Third Party Claim Notice from the Indemnified Party with respect thereto, to assume, conduct and control, through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any Third Party Claim, provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claims if (i) the Indemnified Party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, (ii) such litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party, or (iii) the Indemnifying Party shall not have assumed the defense of the litigation in a timely fashion (but in any event within thirty (30) days of the Third Party Claim Notice). If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in any Third Party Claim at its expense, and the Indemnifying Party shall not settle such Third Party Claim unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnified Party, from all liability with respect to the matters that are subject to such Third Party Claim, or otherwise shall have been approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed.

(b)	The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any activities performed or material provided hereunder.

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3.5	Limitation on Liability

(a)	Notwithstanding anything in this Agreement to the contrary, Seller's maximum aggregate liability to Buyer under this Agreement shall not exceed the amount of payments received from Buyer under this Agreement by Seller. Seller's indemnification obligations under Section 3.1 shall terminate on the date that is twenty four (24) months from the termination or expiration of this Agreement.

(b)	Under no circumstances whatsoever (including due to negligence except as provided below) shall either Party be liable to the other Party in contract, tort, negligence, breach of statutory duty or otherwise for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of business), except for such damages which are actually paid to a Third Party in a Third Party Claim by an Indemnified Party; provided, however, that the limitations set forth in this Section 3.5(b) shall not apply in respect of fraud, intentional misrepresentation, intentional breach of a representation or warranty, or willful misconduct.

3.6	Exclusive Remedy

The Parties agree that the indemnifications provided for in this Section 3 shall be the sole and exclusive remedy available for damages to any Party for any and all claims that such Party has against the other Party with respect to Losses arising out of the performance, failure of performance or breach of this Agreement (whether the claim arises in tort, strict liability, contract or otherwise).

4.	Confidential Information

All Confidential Information exchanged between the Parties pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement by and between Buyer and Seller, dated July 13, 2023 (the “Confidentiality Agreement”).

5.	Term; Termination

5.1	Term of Agreement

This Agreement is transitional in nature. It shall become effective on the Effective Date and shall remain in effect until the earlier of: (a) April 12, 2024 and (b) the date that Seller’s bankruptcy proceeding under chapter 11 of title 11 of the United States Code in the Southern District of Texas (Case No. 23-90085 (CML)) converts to a proceeding under chapter 7 of title 11 of the United States Code (the "Term" of this Agreement), unless terminated early pursuant to this Section 5.

5.2	Termination by Buyer

The Buyer may terminate this Agreement at any time upon sixty (60) days prior written notice to Seller.

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5.3	Termination for Breach

Either Party may terminate this Agreement immediately upon written notice to the other Party in the event of a material breach by the other Party of this Agreement, which breach remains uncured for thirty (30) days following written notice to such breaching Party of such material breach. Notwithstanding the foregoing, if such material breach, by its nature, cannot be cured, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party. The right of either Party to terminate this Agreement, as provided in this Section 5.3, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

5.4	Effect of Termination

(a)	The following provisions shall survive termination or expiration of this Agreement: Sections 3, 4, 5, 6 and 7, any payment of obligations accruing hereunder prior to the expiration or termination of this Agreement, any other provision which is expressly or by implication intended to continue in force after such termination or expiration and any other provision that is necessary to interpret the respective rights and obligations of the Parties hereunder.

(b)	Notwithstanding any other provision of this Agreement, all payments to be made on account of or in conjunction with the expiration or termination of this Agreement shall be made in cash.

6.	Notices

Any notice required to be given hereunder shall be in writing and shall be deemed to have been sufficiently given: (i) when delivered in person, (ii) on the fifth Business Day after mailing by registered or certified mail, postage prepaid, return receipt requested, or (iii) on the next Business Day after mailing by overnight courier service, to the addresses specified below. Each notice shall specify the name and date of and Parties to this Agreement:

If to Seller:

with copy to (which shall not constitute notice):

If to Buyer:

with copy to (which shall not constitute notice):

Either Party may, by notice to the other Party, change the addresses and names given above.

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7.	Miscellaneous

7.1	Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written instrument signed on behalf of each of the Seller and Buyer.

7.2	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.3	Governing Law.

This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of New York.

7.4	Entire Agreement.

This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.

7.5	Publicity

Neither Party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other Party. This restriction shall not, however, apply to the extent that any such disclosures are required by applicable Laws, including as may be required in connection with any filings required to be made with the United States Securities and Exchange Commission or by the disclosure policies of a stock exchange.

7.6	Dispute Resolution

The Parties recognize that disputes as to certain matters may from time to time arise during the Term of the Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to resolve such disputes in an expedient manner by mutual cooperation and without resort to litigation. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or prevent irreparable harm, in the event of disputes between the Parties, either Party will, by written notice to the other, have such dispute referred to their respective senior management representatives designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

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For Seller:

For Buyer:

In the event that the designated executive officers are not able to resolve such dispute, within fourteen (14) days after the notice has been received, any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be subject to mediation by a mutually-agreeable professional mediator under the appropriate Mediation Procedures of the American Arbitration Association. The site of the mediation shall be New York City. The cost of mediation shall be borne equally by the Parties. No court, administrative or other action shall be filed or otherwise initiated until the Parties have made good faith settlement attempts by first, direct negotiation and second, by mediation.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

7.7	Relationship of the Parties

The relationship hereby established between Buyer and Seller is solely that of independent contractors. This Agreement is not intended to create, and shall not be construed as creating, between Seller and Buyer, the relationship of principal and agent, joint venturers, co-partners, or any other such relationship, the existence of which is expressly denied.

7.8	Assignment; Binding Effect

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. The Parties agree that this Agreement is not intended by any Party to give any benefits, rights, privileges, actions or remedies to any person or entity, partnership, firm or corporation as a Third Party beneficiary or otherwise under any theory of law.

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7.9	Force Majeure

No Party shall be liable for any failure to perform or any delays in performance, and no Party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control, including, without limitation, such causes as acts of God, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, strikes, labor stoppages or slowdowns or other industrial disturbances, shortage of adequate power, manpower or facilities, or other similar causes (each, a "Force Majeure Event"). In the event of a Force Majeure Event, the Party prevented from or delayed in performing shall promptly give notice to the other Party and shall use commercially reasonable efforts to avoid or minimize the delay. In the event that the delay continues for a period of at least thirty (30) days, the Party affected by the other Party's delay may elect to cancel all or any part of the unperformed part of this Agreement.

7.10	Counterparts.

This Agreement, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

SELLER

BY:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Chief Restructuring Officer

BUYER

By:	/s/ Wook Je Cho
Name:	Wook Je Cho
Title:	CEO and President

[Signature Page to Manufacturing Technology Transfer Agreement]